Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Second Quarter Results for Fiscal 2008

Q2 revenue of $63.0 million exceeds management forecasts;
Net income doubles to $2.1 million, or $0.07 per share, versus Q2 last year;
Quarterly bookings up 75% to $66.2 million versus year-ago quarter

KALISPELL, MT – April 24, 2008 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its second fiscal quarter ended March 31, 2008.

Second quarter revenue increased 18 percent to $63.0 million versus revenue of $53.5 million in the second quarter a year ago. Gross margin was 48 percent versus 49 percent in the comparable year-ago quarter. Net income doubled to $2.1 million, or $0.07 per share, versus $1.1 million, or $0.03 per share, in last year’s second quarter.

Bookings, which increased for the fourth consecutive quarter, were $66.2 million, up 75 percent from $37.8 million in the second quarter a year ago. Deferred revenue at the end of the quarter was $21.2 million and shipping backlog was $71.6 million, combining for a total revenue backlog of $92.8 million. Product shipments during the second quarter, which included 20 Raider tools, were $66.8 million, above management’s prior forecast range of $60 million to $62 million.

Larry Murphy, president and chief operating officer, said, “Fifty-nine percent of our bookings during the first half of the year came from Asia, and market share gains in Japan and Korea are just beginning. We recently shipped our second and third Raiders to a Korean device manufacturer that ranks as one of the largest capital spenders in our industry. Follow-on orders from this manufacturer have been received, and we are optimistic about what this and other new customer relationships represent to Semitool.”

Through the first six months of fiscal 2008, revenue was $111.6 million versus revenue of $121.4 million in the same period a year ago. Net income was $1.4 million, or $0.04 per share, versus $6.8 million, or $0.21 per share, at the six-month mark last year.

Cash, cash equivalents and marketable securities were $13.0 million at the end of the second quarter, while total current assets were $200.2 million and working capital was $129.1 million. Total shareholders’ equity was $171.2 million.

Guidance
Management expects third quarter revenue to be in the range of $64 million to $67 million, and third quarter earnings per share are expected to be between $0.09 and $0.11. Third quarter shipments are expected to be in a range of $65 million to $68 million. Management reaffirmed its prior full-year revenue forecast of between $230 million and $250 million.

Conference Call Information
Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 888-680-0878 (617-213-4855 for international callers) and entering the passcode 71349442. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available until 11:59 p.m. Eastern on April 26, 2008, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 86370009.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to our market share gains and follow-on orders in the Asian market and financial guidance for the third quarter of fiscal 2008. Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and subsequent filings with the SEC. Many factors can adversely affect forecasted financial performance, including cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets, including Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net sales	$62,958	$53,474	$111,550	$121,439
Cost of sales	32,886	27,093	57,306	62,293

Gross profit	30,072	26,381	54,244	59,146

Operating expenses:
Selling, general and administrative	20,070	18,721	38,766	38,330
Research and development	6,947	7,266	13,926	13,747
Gain on sale of building	--	--	--	(648)

Total operating expenses	27,017	25,987	52,692	51,429

Income from operations	3,055	394	1,552	7,717
Other income, net	459	6	906	261

Income before income tax	3,514	400	2,458	7,978
Income tax provision (benefit)	1,369	(670)	1,089	1,215

Net income	$2,145	$1,070	$1,369	$6,763

Earnings per share:
Basic	$0.07	$0.03	$0.04	$0.21

Diluted	$0.07	$0.03	$0.04	$0.21

Weighted average common shares:
Basic	32,300	32,016	32,227	31,985
Diluted	32,481	32,539	32,445	32,510

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,589	$16,090
Marketable securities	380	--
Trade receivables, net	83,323	56,999
Inventories	87,044	78,017
Prepaid expenses and other current assets	16,883	16,875

Total current assets	200,219	167,981
Property, plant and equipment, net	48,260	49,148
Other assets, net	8,917	9,200

Total assets	$257,396	$226,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$20,286	$12,958
Other current liabilities	50,812	31,654

Total current liabilities	71,098	44,612
Long-term liabilities	15,055	12,864

Total liabilities	86,153	57,476

Shareholders' equity:
Common stock	85,763	83,215
Retained earnings	86,828	86,130
Accumulated other comprehensive loss	(1,348)	(492)

Total shareholders' equity	171,243	168,853

Total liabilities and shareholders' equity	$257,396	$226,329